Exhibit 10.13

COLONIAL HEIGHTS SITE SHARING AND SERVICES AGREEMENT

BY AND BETWEEN

HONEYWELL INTERNATIONAL INC.,

A DELAWARE CORPORATION

LICENSOR

AND

ADVANSIX RESINS & CHEMICALS LLC,

A DELAWARE LIMITED LIABILITY COMPANY,

LICENSEE

DATED ___, 2016

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Exhibits

Exhibit A1	(Interim Premises)	23
Exhibit A2	(Final Premises)	25
Exhibit B	(Base Annual Fee)	27
Exhibit C	(Operating Expenses and Licensee’s Proportionate Share)	28
Exhibit D	(Additional Services)	37
Exhibit E	(Capital Improvements)	38
Exhibit F	(Licensee’s and Licensor’s Responsibilities)	39
Exhibit G	(Site Points of Contact)	41
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Colonial Heights Site Sharing and Services Agreement

Article 1. Parties. This Colonial Heights Site Sharing and Services Agreement (this “Agreement”) is made and entered into this _____ day of _________, 2016 (“Date of this Agreement”), by and between Honeywell International Inc., a Delaware corporation (“Licensor”) and AdvanSix Resins & Chemicals LLC, a Delaware limited liability company (“Licensee”).

Article 2. Premises, Parking and Common Areas.

(a) Premises. Prior to the completion of the Capital Improvements (as defined below), Licensor hereby grants a license to Licensee for reasonable use and access to the premises described upon the attached Exhibit A1 (“Interim Premises”), including a non-exclusive right to use and access the Common Areas (as hereinafter defined) in Licensor’s facility located at 15801 Woods Edge Road, Colonial Heights, Virginia. After completion of the Capital Improvements, Licensor hereby grants a license to Licensee for reasonable use and access to the premises described upon the attached Exhibit A2 (“Final Premises”) at which time Licensee will have no further access or right to use the Common Areas. The term “Premises” shall mean either the Interim Premises or the Final Premises as the context requires depending on whether the use of such term refers to period prior to completion of the Capital Improvements or after completion of the Capital Improvements. The Premises, Common Areas (as hereinafter defined), other facilities located at 15801 Woods Edge Road, Colonial Heights, Virginia and the land upon which they are located are hereinafter sometimes collectively referred to as the “Property”. This Agreement does not and shall not be deemed to constitute a lease or a conveyance of the Premises by Licensor to Licensee or to confer upon Licensee any right, title, estate or interest in the Premises or any part thereof, other than the express rights conferred hereby. This Agreement grants to Licensee a personal privilege to use and occupy the Premises for the Term on the terms and conditions set forth herein.

(b) Parking. Licensee shall be entitled to park in the unassigned and unreserved parking spaces, on a first come, first served basis, on those portions of the Common Areas designated for parking as shown on Exhibit A1 and Exhibit A2.

(c) Common Areas. The term “Common Areas” is defined as those areas and facilities designated by the Licensor as Common Areas on Exhibit A1 and such other areas as Licensor may designate as Common Areas from time to time prior to the completion of the Capital Improvements for the general non-exclusive use of Licensor, Licensee and of any other occupants of the Property and their respective employees, suppliers, shippers, customers and invitees. To the extent designated as a “Common Area” on Exhibit A1, the Common Areas shall include, without limitation, the parking areas, trash areas, roadways, sidewalks/walkways, landscaped areas, restrooms, and elevators, corridors, and passageways. During the period prior to completion of the Capital Improvements, Licensor gives to Licensee and Licensee’s employees, suppliers, shippers, customers and invitees the non-exclusive right to use the Common Areas, with others who are entitled to use the Common Areas.

Article 3. Term. This Agreement will be in force and effect for an initial term beginning as of the date of the Agreement and ending on December 31, 2018 (the “Initial Term”). On December 31, 2018, the Agreement will be renewed automatically for successive additional periods of two (2) years (each such two-year period, a “Renewal Period” and together with the

Initial Term, the “Term”) unless (i) either Party notifies the other Party in writing of a plan to substantially shut down its operations to the extent that continuation of the Agreement is no longer commercially feasible in which case the Agreement will survive for an additional two (2) year period during which time the Services and the Utilities will continue to be provided or (ii) Licensee notifies Licensor in writing on or prior to June 30, 2018, with respect to the Initial Term, or June 30 of the second year of any subsequent Renewal Period of its desire to terminate this Agreement, in which case this Agreement shall terminate 12 months after the delivery of such written notification. Termination will not operate to release any Party of any obligation hereunder accrued either prior to the effective date of said termination or derived therefrom, or any obligation that expressly survives the termination of this Agreement.

Article 4. Capital Improvements. Licensee covenants and agrees to undertake and complete the capital improvements to the Premises described on Exhibit E (the “Capital Improvements”). All costs and expenses of the Capital Improvements shall be borne exclusively by Licensee. Before commencing the Capital Improvements, Licensee shall provide Licensor a reasonable opportunity to review and comment on the Capital Improvement plans and to amend and alter such Capital Improvements to the extent Licensor believes, acting reasonably, that such Capital Improvement plans would impact Licensor’s ability to operate on the Property in the ordinary course, create a public nuisance, pose a risk to the health and safety of Licensor’s employees or guests, or pose a risk to the environment (such considerations, the “Criteria”). During the execution of the Capital Improvements, at Licensor’s request, Licensee shall provide Licensor with reasonable oversight of the execution of the Capital Improvements and shall undertake such alterations or changes to the Capital Improvements as Licensor shall suggest acting reasonably on the basis of the Criteria. Licensee shall complete the Capital Improvements to the satisfaction of Licensor on or prior to the earlier to occur of (1) expiration of the Initial Term or (2) a Change in Control Transaction. As used herein, a “Change in Control Transaction” means (i) the acquisition (whether by merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, equity investment, joint venture or otherwise) by any person or group (or the shareholders of any person) of more than 20% of the assets of the Licensee and its subsidiaries, taken as a whole (based on the fair market value thereof), or assets comprising 20% or more of the consolidated revenues or EBITDA of the Licensee and its subsidiaries, taken as a whole, including in any such case through the acquisition of one or more subsidiaries of the Licensee or (ii) acquisition in any manner (including through a tender offer or exchange offer) by any person or group (or the shareholders of any person) of more than 20% of the Licensee’s equity securities.

Article 5. Base Annual Fee and Operating Expenses.

(a) Base Annual Fee. During the Term, Licensee shall pay to Licensor, as a base annual fee for the Premises, the sums set forth on Exhibit B attached hereto and made a part hereof (“Base Annual Fee”), in equal monthly installments as set forth on Exhibit B. Base Annual Fee and Additional Fees (as hereinafter defined) are hereinafter sometimes collectively referred to as “Fees”. Base Annual Fee for any period during the Term hereof which is for less than one month shall be a pro rata portion of the monthly installment of Base Annual Fee. Base Annual Fee shall be payable in advance, in equal monthly installments, without offset or deduction, except as may be otherwise expressly provided in this Agreement, on or before the first day of each calendar month during the Term and shall be payable in lawful money of the

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United States to Licensor at the address stated herein or to such other persons or at such other places as Licensor may designate in writing. All amounts which Licensee is required to pay or discharge to Licensor pursuant to this Agreement, in addition to the Base Annual Fee, shall constitute additional fees hereunder (“Additional Fees”) and Licensee shall pay Additional Fees directly to the person entitled thereto.

(b) Operating Expenses. Licensee shall pay to Licensor as Additional Fees during the Term hereof, in addition to the Base Annual Fee, Licensee’s proportionate share (“Proportionate Share”) of the costs and expenses payable by Licensor in connection with the operation and maintenance of the Property (“Operating Expenses”), all in accordance with Exhibit C attached hereto.

Notwithstanding any term, covenant or condition as set forth within Exhibit C or Article 6(b)(ii) (Compliance with Legal Requirements) below, Operating Expenses shall specifically exclude the following:

(i) replacement of capital items not located on the Premises,

(ii) expenses of leasing space,

(iii) financing and refinancing costs and principal and interest payments on mortgages and deeds of trust,

(iv) third party tenant improvement costs,

(v) costs and expenses covered by insurance,

(vi) Licensor’s insurance deductible,

(vii) depreciation,

(viii) payments made to affiliates of Licensor, inside or related contractors and executives,

(ix) income, profit, franchise, rent, sales, gift, estate, succession, inheritance, foreign ownership, foreign control, transfer, capital levy, and/or personal property taxes payable by Licensor, and any increases in Real Property Taxes (as hereinafter defined) that result from changes in ownership of the Property,

(x) curing of construction defects,

(xi) maintenance, repairs and/or replacements of the foundation or structural repairs of the buildings on the Property,

(xii) any and all costs of Licensor in complying with its obligations under Article 6(b)(i) (Compliance with Legal Requirements),

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(xiii) any and all costs of Licensor in complying with its obligations under Article 27 (HSE Matters) including, without limitation, the costs and expenses of clean-up, remediation, environmental surveys/assessments, compliance with HSE Laws (as hereinafter defined), consulting fees, treatment and monitoring charges, transportation expenses and disposal fees, etc.,

(xiv) any and all costs of Licensor for repairs resulting from damage, destruction or condemnation covered by other provisions of this Agreement,

(xv) rent under any ground or underlying lease,

(xvi) any and all costs incurred by Licensor in connection with the transfer or disposition of Licensor’s interest in the Property,

(xvii) any and all costs incurred by Licensor in connection with the enforcement of leases,

(xviii) any and all costs incurred by Licensor in the operation of any health or exercise club or any luncheon or other restaurant, club or facility if said facilities are not accessible to Licensee, and

(xix) the cost of any item or service which Licensee separately reimburses Licensor or pays to third parties.

At any reasonable time and from time to time, Licensee, its authorized representatives and its accountants may examine Licensor’s books and records for the purpose of ascertaining the accuracy of Licensor’s invoices for Operating Expenses. Licensor’s books and records shall be maintained in accordance with generally accepted accounting principles consistently applied. In the event Licensee disagrees with the accuracy of Licensor’s invoice(s), Licensee shall pay only the amounts set forth on Licensor’s invoice not in dispute, and Licensor and Licensee shall thereafter diligently pursue resolution of the disputed amounts.

(c) Increase to Base Annual Fee. At any time prior to 180 days prior to the commencement of a Renewal Period, Licensor may deliver to Licensee a written notice setting forth in reasonable detail the Fair Market Rental Value (as defined below) of the Premises and a calculation of a new Base Annual Fee based on such Fair Market Rental Value (“Licensor’s Determination of FMRV”). If within twenty (20) business days after receipt of such written notice, Licensee does not deliver a written notice to Licensor disputing Licensor’s determination of Fair Market Rental Value and the new Base Annual Fee (a “Rental Dispute Notice”), the new Base Annual Fee set forth in Licensor’s written notice shall become the Base Annual Fee in the first calendar month from and after the applicable Renewal Period. The Rental Dispute Notice shall set forth in reasonable detail Licensee’s determination of the Fair Market Rental Value and the reasons for rejecting Licensor’s proposed Base Annual Fee. As used herein, “Fair Market Rental Value” shall mean the fair market rental value of the Premises giving consideration to all relevant factors including, without limitation, the size, quality, and location; and the amenity package available with respect to comparable spaces when compared to the Premises; and the creditworthiness of the tenant when compared to Licensee. The Fair Market Rental Value shall

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specifically exclude value attributable to Licensee’s Capital Improvements and any additional Licensee alterations.

If Licensee delivers a Rental Dispute Notice, Licensor and Licensee shall negotiate in good faith for thirty (30) days following the delivery of the Rental Dispute Notice in an attempt to reach an agreement as to the Fair Market Rental Value. If, however, Licensor and Licensee are unable to reach an agreement as to the Fair Market Rental Value, then Licensee shall have the option, by written notice to Licensor within five (5) days following the end of such thirty (30) day period, to proceed with the appraisal process set forth below.

If Licensee elects to proceed with the appraisal process, the Fair Market Rental Value of the Premises shall be determined by an appraisal prepared by a member of the Appraisal Institute (the “Institute”), the arrangements for which must be made by Licensee and which must be completed and delivered to Licensor within thirty (30) days after Licensee elects to proceed with the appraisal process. If Licensor does not agree with this appraisal, then Licensee may, at Licensor’s sole cost and expense, obtain another appraisal from an Institute member, which second appraisal must be completed and delivered to Licensee within thirty (30) days after Licensor’s receipt of Licensee’s initial appraisal. If the two rental rates representing the Fair Market Rental Value determined by said members differ by less than ten percent (10%), the Fair Market Rental Value shall be deemed to be the average of the two rental rates in said appraisals. If the two rental rates representing the Fair Market Rental Value determined by said members differ by more than ten (10%), the appraisers designated by Licensor and Licensee shall, within twenty (20) days after receipt of the second appraisal by Licensee, designate a third Institute member to prepare a third appraisal, which third appraisal shall be completed and delivered to Licensor and Licensee within thirty (30) days after the designation of such third Institute member. After completion and delivery of the third appraisal to Licensor and Licensee, the Base Annual Fee representing the Fair Market Rental Value shall be deemed to be the average of the two lower valuations of the three appraisals. Each party shall bear the expense of the Institute member designated by it with the expense of the third member shall be shared equally by Licensor and Licensee. Each appraiser shall have a minimum of five (5) years’ experience appraising fair market rental values in the Colonial Heights region submarket. Notwithstanding the foregoing, in no event shall the Base Annual Fee for a Renewal Period be less than the rate set forth on Exhibit B (or, if the Base Annual Fee has already been subject to an adjustment, the Base Annual Fee in effect at the time of delivery of Licensor’s written notice setting forth the Fair Market Rental Value).

If the appraisal process set forth herein is not completed by the commencement of the Renewal Period in question, the Base Annual Fee in effect for the last month of the Term or the current Renewal Period, as the case may be, shall continue until the appraisal process is completed, at which time the Base Annual Fee, based on the results of the appraisal process, or lesser amount (if Licensor’s Determination of FMRV is less than the amount determined by the appraisal process), as applicable, shall be applied retroactively to the commencement date of the Renewal Period in question, and the parties shall adjust the Base Annual Fee accordingly.

Upon the determination of the Base Annual Fee for any Renewal Period, the parties shall enter into an amendment of this Agreement setting forth the applicable Base Annual Fee for the Renewal Period in question.

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Article 6. Use, Compliance with Legal Requirements, Condition of Premises.

(a) Use. Licensee may use the Premises (and the improvements, fixtures and furnishings contained therein) in a manner and for purposes that are consistent with the use of the Premises on the date hereof (the “Allowed Uses”). Licensee shall provide Licensor with six months advance written notice and request for approval if Licensee intends to materially alter, change or expand its use of the Premises. Licensor may prohibit Licensee from altering its use of the Premises if Licensor believes, acting reasonably, that such alteration or change to the use of the Premises is not an Allowed Use because it materially interferes with Licensor’s ability to operate on the Property in the ordinary course consistent with past practice, creates a public nuisance, poses a risk to the health and safety of Licensor’s employees or guests materially more significant than the risks posed by Licensee’s current use of the Premises, or poses a risk to the environment materially more significant than the risks posed by Licensee’s current use of the Premises. The Premises may only be occupied on a regular basis by employees of Licensee. Licensee shall be responsible for pickup and delivery of Licensee’s bulk parcels requiring dock shipment or receiving, at Licensor’s shipping dock at the Property (subject to any limitations set forth on Exhibit A), and any such shipments and deliveries shall include proper labeling to distinguish Licensee’s bulk parcels from Licensor’s bulk parcels.

(b) Compliance with Legal Requirements and Licensor’s Procedures. Each Party shall comply with all statutes, laws, regulations, ordinances, rules, judgments, rules of common law, orders, decrees, government approvals, concessions, grants, franchises, licenses, agreements, directives, requirements, legally enforceable contracts or other governmental restrictions or any similar form of decision of, determination by, interpretation or administration of or standard pursuant to any of the foregoing of, any governmental authority (whether federal, state, local or foreign), whether now or hereinafter in effect and, in each case, as amended (all of the foregoing shall be “Legal Requirements”), and Licensor’s Procedures (as defined in Article 26) applicable to its respective activities at the Property. Without limiting the generality of the foregoing, the Parties agree to allocate their compliance responsibilities as follows, and to reasonably cooperate in the performance of these compliance responsibilities:

(i) Licensor’s Responsibilities. Except for Licensee’s obligations pursuant to Article 6(b)(ii) and Article 8 below, Licensor, at Licensor’s sole cost and expense and throughout the Term, shall ensure that the Property complies with all Legal Requirements and Licensor’s Procedures.

(ii) Licensee’s Responsibilities. Licensee, at Licensee’s sole cost and expense and throughout the Term, shall ensure that the Premises comply with all Legal Requirements and Licensor’s Procedures to the extent such compliance is required solely as a result of Licensee’s business conducted within the Premises.

(c) Condition of Premises. Licensor shall deliver the Premises to Licensee in its AS-IS condition on the Commencement Date. Licensee hereby accepts the Premises in their condition existing as of the Commencement Date.

Article 7. Assignment. Neither Licensee nor Licensor shall assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other party;

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provided, however, that either Licensee or Licensor may assign its rights, in whole, without such consent, to (a) one of its wholly owned subsidiaries, or (b) subject to Article 4, an entity that acquires all or substantially all of the business or assets of such party to which this Agreement pertains, whether by merger, reorganization, acquisition, sale, or otherwise. Licensee shall not sublicense the Premises or any part thereof, or permit the use of the Premises or any part thereof, by any persons other than Licensee and its employees, without the prior written consent of Licensor. Any purported assignment or sublicensing in violation of this Article shall be null and void. No assignment shall relieve the assigning party of any of its obligations hereunder. No assignment (whether by operation of law), subletting or further licensing, even with the consent of Licensor, will relieve Licensee from liability for payment of the Base Annual Fees and the Additional Fees herein provided for or from the obligation to keep and be bound by all of the terms, conditions and covenants of this Agreement. Any transfer contrary to the provisions of this Article 7 shall be void.

Article 8. Licensee’s Responsibility. With respect to the Premises, Licensee shall only be responsible to perform the maintenance, repair and replacement activities set forth on Exhibit F. Licensee shall not commit waste with respect to its Premises.

Article 9. Licensor’s Repair and Maintenance Responsibilities. Except for the Licensee’s maintenance, repair and replacement activities set forth on Exhibit F, Licensor shall (i) keep the Property in good repair and maintenance (including replacements) at all times, for the proper operation of the Property and for provision of Licensor’s services under this Agreement at competitive costs and in a manner generally consistent with the maintenance and repair (including replacements) of comparable properties, including, without limitation, the Common Areas, the Property’s windows, roof, foundation, structure and walls, and mechanical and electrical systems, which include, but are not limited to, the heating, electrical, air conditioning, ventilation and plumbing systems and the heating, ventilation and air conditioning equipment, and (ii) perform the other obligations described on Exhibit F.

Article 10. Licensee’s Insurance, Licensor’s Insurance, Mutual Release/Waiver of Subrogation, and Indemnity.

(a) Licensee’s Insurance. Licensee, at its own expense (including deductibles), shall maintain in force at all times during the term of this Agreement, insurances including:

(i) Commercial general liability insurance, on an occurrence basis, including coverage for premises, products/completed operations, personal injury, and contractual liability, with a minimum combined single limit of liability of Five Million and No/100 Dollars ($5,000,000.00) per occurrence and [annual aggregate coverage for bodily injury or property damage], insuring against liability of Licensee and its authorized agents, employees and/or representatives arising out of and in connection with Licensee’s use and occupancy of the Premises. Licensor shall be included as additional insured for claims arising out of Licensee’s use and occupancy of Property and Licensee’s insurers will waive rights of subrogation against Licensor to the extent of Licensee’s indemnity obligations herein.

(ii) Workers’ compensation insurance as required by law for all Licensee’s employees; and Employer’s Liability insurance in an amount not less than $1,000,000 per

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accident/per employee. Licensee’s insurers will waive rights of subrogation against Licensor to the extent of Licensee’s indemnity obligations herein.

(iii) Business automobile liability insurance, covering all owned, rented, leased, non-owned and hired vehicles used by Licensee in connection with the Premises with a combined single limit for bodily injury and property damage of $5,000,000 per occurrence. Licensor shall be included as additional insured for claims arising out of Licensee’s activities and Licensee’s insurers will waive rights of subrogation against Licensor to the extent of Licensee’s indemnity obligations herein.

(iv) “All Risk” Property Insurance covering all of Licensee’s equipment, personal property and tools. Such insurance shall cover all property at full replacement value.

(v) Licensee shall utilize insurance companies that are rated no less than “A-, VII” by A.M. Best or equivalent rating agency and Licensee will endeavor to provide a thirty (30) day notice of cancellation or non-renewal to Licensor. Policies of Licensee shall be primary and non-contributory to any insurance carried by or available to Licensor in respects to Licensee’s indemnity obligations herein. Licensee shall provide Licensor a certificate of such insurance prior to occupancy and/or use of the Property and annually within 15 days of renewal.

(b) Licensor’s Insurance. Licensor, at Licensor’s sole cost and expense (including deductibles), shall maintain in force at all times during the term of this Agreement, insurances including:

(i) Commercial general liability insurance, on an occurrence basis, including coverage for premises, products/completed operations, personal injury, and contractual liability, with a minimum combined single limit of liability of Five Million and No/100 Dollars ($5,000,000.00) per occurrence and [annual aggregate coverage for bodily injury or property damage], insuring against liability of Licensor and its authorized agents, employees and/or representatives arising out of and in connection with Licensor’s ownership, use and occupancy of the Premises. Licensee shall be included as additional insured for claims arising out of Licensor’s ownership, use and occupancy of the Property and Licensor’s insurers will waive rights of subrogation against Licensee to the extent of Licensor’s indemnity obligations herein.

(ii) Workers’ compensation insurance as required by law for all Licensor’s employees; and Employer’s Liability insurance in an amount not less than $1,000,000 per accident/per employee. Licensor’s insurers will waive rights of subrogation against Licensee to the extent of Licensor’s indemnity obligations herein.

(iii) Business automobile liability insurance, covering all owned, rented, leased, non-owned and hired vehicles used by Licensor in connection with the Premises with a combined single limit for bodily injury and property damage of $5,000,000 per occurrence. Licensee shall be included as additional insured for claims arising out of Licensor’s activities and Licensor’s

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insurers will waive rights of subrogation against Licensee to the extent of Licensor’s indemnity obligations herein.

(iv) Property “all risk” insurance covering the Property and all of Licensor’s equipment, personal property and tools. Such insurance shall cover the Property and all property of Licensor at full replacement value.

(c) Mutual Release/Waiver of Subrogation. Licensor and Licensee each hereby release the other from any and all liability or responsibility for any loss, injury or damage to the other’s real and/or personal property caused by fire or any other casualty insured by a standard “all risk” property insurance policy during the Term of this Agreement, even if such fire or casualty may have been caused by the negligence (but not the willful misconduct) of the other party or one for whom such party may be responsible. Inasmuch as the above mutual waivers will preclude the assignment of any aforesaid claim by way of subrogation (or otherwise) to an insurance company (or any other person), each party hereto hereby agrees if required by said policies to give to each insurance company which has issued to it policies of fire and extended coverage insurance, written notice of the terms of said mutual waivers, and to have said insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverage by reason of said waivers.

(d) Indemnity.

(i) Licensee shall indemnify and hold Licensor and its officers, directors, partners and employees entirely harmless from and against any and all liabilities, claims and/or losses of any kind arising, directly or indirectly, entirely or in part, out of any injury to any person which arise out of, are occasioned by or are in any way attributable to the use or occupancy of the Property by Licensee, its agents, employees, guests, invitees and/or contractors, except to the extent caused by the negligence or intentional misconduct of Licensor, Licensor’s agents, employees, invitees or contractors. In the event that any action or proceeding is brought against Licensor by reason of any such claim, Licensee, upon receipt of written notice from Licensor, shall defend the same, at Licensee’s expense, by counsel reasonably satisfactory to Licensor. Notwithstanding anything in this Agreement to the contrary, the foregoing covenants under this Article 10(d)(i) shall be deemed continuing covenants for the benefit of Licensor and shall survive the expiration of this Agreement but only to the extent that the causes giving rise to Licensee’s obligations under this Article 10(d)(i) occur before the expiration of this Agreement.

(ii) Licensor shall indemnify and hold Licensee and its officers, directors, partners and employees entirely harmless from and against any and all liabilities, claims and/or losses of any kind arising, directly or indirectly, entirely or in part, out of any injury to any person which arise out of, are occasioned by or are in any way attributable to the use or occupancy of the Property by Licensor, its agents, employees, guests, invitees and/or contractors, except to the extent caused by the negligence or intentional misconduct of Licensee, Licensee’s agents, employees, invitees or contractors. In the event that any action or proceeding is brought against Licensee by reason of any such claim, Licensor, upon receipt of written notice from Licensee, shall defend the same, at

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Licensor’s expense, by counsel reasonably satisfactory to Licensee. Notwithstanding anything in this Agreement to the contrary, the foregoing covenants under this Article 10(d)(ii) shall be deemed continuing covenants for the benefit of Licensee and shall survive the expiration of this Agreement but only to the extent that the causes giving rise to Licensor’s obligations under this Article 10(d)(ii) occur before the expiration of this Agreement.

(iii) Neither Licensor nor Licensee shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future profits, revenue or income, diminution in value or loss of business reputation or opportunity.

Article 11. Default/Remedies.

(a) Licensee’s Default. The occurrence of any one or more of the following shall constitute a default hereunder by Licensee:

(i) failure to pay Base Annual Fee or Additional Fees when due if the failure continues for twenty (20) days after written notice has been received by Licensee;

(ii) failure to perform any other provision of this Agreement if such failure to perform is not cured within thirty (30) business days after written notice has been received by Licensee, provided that, if the default cannot reasonably be cured within thirty (30) business days, Licensee shall not be in default of this Agreement if Licensee commences to cure the default within the thirty (30) business day period and diligently and in good faith continues to cure the default;

(iii) any proceeding is begun by or against Licensee to subject the assets of Licensee to any bankruptcy or insolvency law or for an appointment of a receiver of Licensee or of any of Licensee’s assets and is not dismissed within ninety (90) days; or

(iv) Licensee makes a general assignment of Licensee’s assets for the benefit of creditors.

Notices given under this Article shall specify the alleged default and the applicable Agreement provision(s), and shall demand that Licensee perform the provisions of this Agreement or pay the Base Annual Fee or Additional Fees that is in arrears, as the case may be, within the applicable period of time.

(b) Licensor’s Remedies. In the event of any such default by Licensee, Licensor may at any time after expiration of the applicable cure period:

(i) terminate this Agreement and Licensee’s right to occupancy of the Premises by any lawful means, in which case Licensee shall vacate the Premises within a reasonably practical period of time thereafter. In such event, Licensor shall be entitled to recover from Licensee all reasonable damages incurred by Licensor by reason of Licensee’s default;

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(ii) maintain Licensee’s right to occupancy in which case this Agreement shall continue in effect. In such event, Licensor shall be entitled to enforce all of Licensor’s rights and remedies under this Agreement, including the right to recover the Fees due hereunder; or

(iii) pursue any other remedy now or hereafter available to Licensor under the laws or judicial decisions of the state where the Premises are located.

Unpaid installments of Base Annual Fee and Additional Fees and other unpaid monetary obligations of Licensee under the terms, covenants or conditions of this Agreement shall bear interest from the date due at the maximum rate then allowable by law.

In the case of Licensee’s default as contemplated herein, Licensor shall have a duty to mitigate its damages.

(c) Licensee’s Remedies. In the event of any failure by Licensor to perform any of its obligations hereunder, Licensee (except in the case of an emergency) shall take no action without having first given Licensor written notice of any such default and a reasonable opportunity to cure which, in any event, shall not exceed thirty (30) business days. Following such notice and failure by Licensor to cure, Licensee shall have all rights available to it at law or in equity, and shall have the further right to take the necessary actions to perform Licensor’s uncured obligations hereunder and invoice Licensor for the costs and expenses thereof, unless Licensor has diligently commenced to perform its uncured obligations hereunder within said period not to exceed thirty (30) business days. Licensor shall remit payment to Licensee within thirty (30) days of receipt of invoice from Licensee. If Licensor fails to remit payment to Licensee within the aforesaid thirty (30) day period, Licensee shall have the right to offset and deduct said sum from Base Annual Fee.

Article 12. Utilities and Services. Licensor covenants and agrees to maintain public utilities to furnish any electricity and water utilized in operating any and all of the facilities serving the Premises.

Licensor and Licensee shall undertake to determine if separate metering of utilities at the Premises is commercially feasible and, if mutually agreed that one or more utilities can be separately metered, Licensee shall bear the cost to provide for separate metering and pay for all water, gas, heat, light, power, telephone and other such utilities separately metered to the Premises. If any utilities and services are not supplied and separately metered to the Premises, Licensee shall pay Licensee’s Proportionate Share (as defined pursuant to Article 5(b)) of all utilities and services serving the Property in common with other occupants of the Property.

No interruption or failure of Services or utilities shall result in the termination of this Agreement or the abatement of rent, except as expressly provided below.

Notwithstanding anything contained herein to the contrary, in the event that such interruption or cessation of Services and/or utilities is the result of Licensor’s negligent or willful

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act or omission and such interruption or cessation of Services and/or utilities continues beyond three (3) business days from the date of such interruption or cessation, then, provided Licensee has delivered Licensor with prompt notice of such interruption, the Annual Base Fee under this Agreement will abate, commencing on the fourth (4th) day of such interruption or cessation, and continuing until the date on which the Services and/or utilities are restored and the Premises are again tenantable. No abatement of rentals as hereinabove described will apply to the extent such interruption of Services and/or utilities is the result of Licensee’s alterations to the Premises or Capital Improvements, or any negligent act or omission of Licensee, its agents, employees or contractors, or any cause other than the negligent or willful act or omission of Licensor or its employees, agents or contractors.

In the event that Licensor has advance knowledge of, or otherwise plans an interruption or cessation of Services and/or utilities, Licensor shall give Licensee at least 14-day advanced notice or such other greater advanced notice as is reasonable under the circumstance.

Article 13. Real Property Taxes. Licensor shall pay all real property taxes and general and special assessments, which assessments shall be amortized over the longest period permitted by law (“Real Property Taxes”) applicable to the Property, provided, however, that Licensee shall pay as Additional Fees, Licensee’s Proportionate Share of such amount in accordance with Article 5(b). Licensee shall not be required to pay any federal, state or local income, profit, franchise, rent, sales, gift, estate, succession, inheritance, foreign ownership, foreign control, transfer, capital levy, and/or personal property taxes of Licensor, or any increases in Real Property Taxes that result from changes in ownership of the Property. Licensor acknowledges and agrees that Licensee shall have no obligation or responsibility to make filings on behalf of Licensor with respect to any tax matters, nor shall Licensee be responsible for any penalties or interest payments required to be paid as a result of Licensor’s failure to make such filings or timely pay such Real Property Taxes. Licensor shall advise Licensee of the initial monthly payment amount due for Real Property Taxes on or before the Commencement Date hereof.

Article 14. Damage or Destruction. Should the Property be damaged by fire or other casualty, the following shall result:

(a) Should the Premises be rendered wholly unfit for occupancy and not be (in the reasonable judgment of Licensor and Licensee) susceptible of repair within one hundred fifty (150) days after the date of such damage, this Agreement shall terminate as of the date of such damage, and Licensee shall pay the Fees apportioned to the time of such damage and surrender the Premises to Licensor within a reasonably practical period of time thereafter;

(b) Should such damage to the Premises, however, be (in the reasonable judgment of Licensor and Licensee) susceptible of repair within one hundred fifty (150) days after such occurrence, Licensor, at Licensor’s sole cost and expense, shall enter and make repairs, without affecting this Agreement, but the Fees shall be reduced or abated as shall be equitable while such repairs are being made.

Damage to the Property which affects Licensee’s access to the Premises or Licensee’s use of the Premises shall be treated as damage to the Premises pursuant to subparagraphs (a) and (b) above.

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Article 15. Condemnation.

(a) If the Property shall be taken or condemned for any public purpose, or purchased under threat of such taking, to such an extent as to render the Premises untenantable, this Agreement shall, at the option of either party, forthwith cease and terminate as of the date title vests in the condemning authority or the date the condemning authority takes possession, whichever shall occur first. Licensor and Licensee shall be entitled to receive their shares of the condemnation award as their interests may appear.

(b) In the event this Agreement is not terminated as contemplated by subparagraph (a) above, Licensor shall promptly restore the Property (including the Premises) to substantially the same condition as the Property was in as of the Commencement Date (with the exception of those portions of the Property taken), and Base Annual Fee and Licensee’s Proportionate Share of Operating Expenses shall be proportionately adjusted.

Article 16. Notices. Whenever in this Agreement it shall be required or permitted that notice or demand be given or served by either party to this Agreement, such notice or demand shall be given or served in writing and sent to Licensor and Licensee at the addresses set forth below:

Licensee:	AdvanSix Resins & Chemicals LLC
115 Tabor Road
Morris Plains, NJ 07950
Attention.: John M. Quitmeyer, General Counsel
E-mail: _________________

Licensor:	Honeywell International Inc.
21925 Field Parkway, Suite 220
Deer Park, IL 60010
Attention.: Richard J. Kriva, Vice President, Global Real Estate
E-mail: rick.kriva@honeywell.com

With copy to:	Honeywell International Inc.
115 Tabor Road
Morris Plains, NJ 07950
Attention.: Senior Vice President and General Counsel
E-mail: katherine.adams@honeywell.com

All such notices shall be sent by (i) certified or registered mail, return receipt requested, and shall be effective three (3) days after the date of mailing; (ii) Federal Express or similar overnight courier and shall be effective one (1) day after delivery to Federal Express or similar overnight courier; (iii) e-mail transmission (with confirmation of receipt) and shall be effective on the date of transmission; or (iv) personal service and shall be effective on the same day as service. Any such address may be changed from time to time by either party serving notices as provided above.

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Notwithstanding anything in the foregoing to the contrary, notices under Article 12 or notices in the event of emergency or site evacuation, shall be given, orally or in writing, by Licensor to Licensee’s designated Site Leader or Plant Manager as designated on Exhibit G by personal service or facsimile or e-mail transmission (with confirmation of receipt).

Article 17. Authority. Licensor warrants that it has the full right and authority to execute and perform pursuant to this Agreement. Licensee warrants that it has the full right and authority to execute and perform pursuant to this Agreement.

Article 18. Alterations and Trade Fixtures. Licensee shall have the right, at its own cost and expense, to make alterations, additions, installations and changes (hereinafter collectively called “Alterations”) in, on and to the Premises as it shall deem expedient or necessary for its business purposes, however to the extent that such Alterations shall impair the structural integrity of the Building or cause a material interruption in facility/building systems or the use of Common Areas, Licensee must first obtain Licensor’s written consent thereto, Licensor agreeing that it will not unreasonably withhold or delay such consent. All such work shall be done in a good and workmanlike manner and in accordance with all applicable laws. Licensee may remove any or all Alterations and any signage from the Premises at any time prior to the expiration of the Term, provided that any damage caused by such removal shall be repaired by Licensee. Licensee shall remove, prior to expiration of the Term, all such Alterations which required Licensor’s prior consent and which consent was granted upon the condition that such Alterations be so removed. Alterations not so removed shall become the property of Licensor upon Licensee’s surrender of the Premises.

Prior to the commencement of any work on any Alterations approved by Licensor, Licensee shall supply Licensor with satisfactory evidence of the following items: (a) the procurement of all necessary licenses, permits and approvals from the various governmental departments having jurisdiction over the Premises, and (b) worker’s compensation insurance, public liability insurance and property damage insurance in amounts, form and content, and with companies reasonably satisfactory to Licensor.

Article 19. Mechanic’s Liens. Licensee shall keep the Premises free from any liens arising out of any work performed, material furnished or obligation incurred by or for Licensee or any person or entity claiming through or under Licensee. In the event that Licensee shall not, within sixty (60) days following the imposition of any such lien, cause the same to be released of record by payment or posting of a bond, Licensor shall have the right, but not the obligation, to cause such lien to be released by such means as Licensor deems reasonably proper, including payment of the claim giving rise to such lien. All such reasonable sums paid and all reasonable expenses incurred by Licensor in connection therewith shall be due and payable to Licensor by Licensee within thirty (30) days of receipt of invoice, along with appropriate back-up documentation.

Article 20. Security. The Parties shall work together to ensure that in satisfying their respective obligations and responsibilities described herein (“Obligations”) they are each able to maintain the level of physical and electronic security in effect as of the date of this Agreement during the Term.

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Licensor may take physical or information security measures that affect the manner in which obligations are provided, so long as the substance or overall functionality of any affected obligations remains the same as it was prior to the Commencement Date; provided, that Licensee shall be given reasonable, prior written notice of any such physical or information security measures that are material. If there is a security breach that relates to the obligations, the parties shall, subject to any applicable law, cooperate with each other regarding the timing and manner of (a) notification to their respective customers, potential customers, employees and/or agents concerning a breach or potential breach of security and (b) disclosures to appropriate Governmental Authorities.

If either party or its personnel will be given access to any of the computer systems or software of the other party or any party performing the obligations on its behalf (“Systems”) in connection with the performance of the obligations, the accessing party and its personnel shall comply with all system security policies, procedures and requirements related to the Systems (as amended from time to time, the “Security Regulations”) in effect as of the Commencement Date and of which such accessing party or its personnel has been reasonably informed, and will not tamper with, compromise or circumvent any security or audit measures employed by such the party granting such access and its personnel. Each party and its affiliates shall use commercially reasonable efforts to ensure that only those of their respective personnel who are specifically authorized to have access to the Systems of the other party gain such access, and to prevent unauthorized access, use, destruction, alteration or loss of information contained therein, including notifying its personnel regarding the restrictions set forth in this Agreement and establishing appropriate policies designed to effectively enforce such restrictions. If, at any time, either party determines that any personnel of the other party or its affiliates has sought to circumvent, or has circumvented, its Security Regulations, that any unauthorized personnel of the other party or its affiliates has accessed its Systems or that any personnel of the other party or its affiliates has engaged in activities that may lead to the unauthorized access, use, destruction, alteration or loss of data, information or software, such party shall immediately terminate any such personnel’s access to the Systems and immediately notify the other party.

Licensor, Licensee and their respective personnel, shall access and use only those Systems, and only such data and information within such Systems to which it has been granted the right to access and use. Any party shall have the right to deny the personnel of the other party access to such party’s Systems, after prior written notice and consultation with the other party, in the event the party reasonably believes that such personnel pose a security concern.

Article 21. Surrender of Premises. Upon the expiration or termination of this Agreement, Licensee shall, at Licensee’s expense, (i) remove Licensee’s personal property, equipment and trade fixtures (including without limitation, any Hazardous Substances (as such term is defined below), and (ii) vacate the Premises peaceably and quietly and in as good order and condition as the same were in on the Commencement Date or were thereafter replaced by either Licensor or Licensee, reasonable wear and tear, damage by fire or other casualty, condemnation, acts of God and the elements excepted. Any property left in the Premises after the expiration or termination of this Agreement shall be deemed to have been abandoned and the property of Licensor to dispose of, remove or store, as Licensor deems expedient at Licensee’s expense, and Licensee waives all claims against Licensor for any damages resulting from Licensor’s retention and disposition of such property.

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Article 22. Holding Over. Should Licensee continue to occupy the Premises after expiration of the Term, such occupancy shall be on a month-to-month license upon the terms, covenants or conditions herein specified, but at a monthly fee equal to one hundred twenty-five percent (125%) of the monthly installment of Base Annual Fee paid for the last month of the Term of this Agreement, plus any Additional Fees.

Article 23. Subordination. This Agreement is subject and subordinate to all ground or underlying leases and to all mortgages and deeds of trust which may now or hereafter affect the Property of which the Premises form a part, and to all renewals, modifications, consolidations, replacements and extensions thereof, provided that Licensee’s rights under this Agreement shall not be disturbed. Licensor shall provide and obtain for Licensee a subordination, non-disturbance and attornment agreement from the holder of any ground or underlying lease, mortgage or deed of trust whether affecting the Premises as of the Commencement Date or affecting the Premises after the Commencement Date of this Agreement. Licensee shall from time to time upon request from Licensor execute and deliver any documents or instruments that may be reasonably required to effectuate such subordination, subject to review by Licensee’s legal counsel.

Article 24. Estoppel Certificates. Each party agrees, from time to time, upon not less than thirty (30) days prior written request by the other party (the “Requesting Party”), to deliver to the Requesting Party a statement in writing certifying (a) that this Agreement is unmodified and in full force and effect (or if there have been modifications that the same is in full force and effect as modified and identifying the modifications), (b) the date to which the monthly installments of Base Annual Fee and other charges have been paid, (c) the Base Annual Fee and current estimate of Operating Expenses, if applicable, (d) the date on which the Term commenced and ends, and the periods, if any, for which such Licensee has options to extend the Term, (e) that Licensee has accepted the Premises and is in possession, (f) that, so far as the person making the certification knows, Requesting Party is not in default under any provision of this Agreement and, if the Requesting Party is in default, specifying each such default of which the person making the certification may have actual knowledge, without inquiry, and (g) including such other information as the prospective purchaser, mortgagee or assignee may reasonably require.

Article 25. Signs. Licensee and Licensor shall, acting reasonably, agree on where to place and construct sign(s) with respect to Licensee’s occupancy of the Premises. The construction of such signage shall be at Licensee’s sole cost and expense, and in accordance with all Legal Requirements (“Licensee’s Signs”). Licensor, at Licensee’s sole cost and expense (provided that Licensor shall obtain Licensee’s prior written reasonable consent prior to incurring any such costs and expenses), shall (i) maintain Licensee’s Signs, and (ii) upon the expiration or termination of this Agreement, remove Licensee’s Signs and complete required repairs as the result of such removal.

Article 26. Licensor’s Procedures. Licensor has procedures for the safety, care, maintenance and cleanliness of the Property, its facilities and equipment and other assets, and access thereto and egress therefrom; for worker health and safety, manufacturing and other operations at the Property; for the protection of confidential information; for compliance with Legal Requirements; for emergency response; and for other Property activities; all of which

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Licensor may change, in its reasonable discretion, from time to time (collectively, “Licensor’s Procedures”). Licensor shall make Licensor’s Procedures available to Licensee and give Licensee prompt notice of any changes thereto and Licensor shall comply with Licensor’s Procedures.

Article 27. HSE Matters.

(a) Definitions. For purposes of this Agreement:

(i)	The term “HSE Law” shall mean and refer to any Legal Requirements, or any standard used pursuant to Legal Requirements, relating to (i) pollution, (ii) protection or restoration of the indoor or outdoor environment or natural resources, (iii) the transportation, treatment, storage or release of, or exposure to, hazardous or toxic materials, (iv) the registration, manufacturing, sale, labeling or distribution of hazardous or toxic materials or products containing such materials (including the REACH directive and similar requirements), (v) process safety management or (vi) the protection of the public, worker health and safety or threatened or endangered species.

(ii)	The terms “Hazardous Substance” and “Hazardous Substances” shall mean and refer to (i) any natural or artificial substance (whether solid, liquid, gas or other form of matter, noise, microorganism or electromagnetic field) that could cause harm to human health or the environment, including, without limitation, petroleum, petroleum products and byproducts, asbestos-containing materials, perfluoroalkyl substances, urea formaldehyde foam insulation, carcinogens, endocrine disrupters, lead-based paint, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, greenhouse gases and ozone-depleting substances and (ii) any other chemical, material, substance or waste that could result in Liability under, or that is prohibited, limited or regulated by or pursuant to, any HSE Law.

(b) Permitting. Unless otherwise agreed by the Parties, Licensor shall, at its sole cost and expense:

(i)	hold and maintain in good standing all permits and other governmental authorizations (“Permits”) required by HSE Laws governing air emissions, water discharges, water supplies and waste treatment, storage and disposal;

(ii)	at Licensee’s request, modify the Permits to accommodate an alteration, change or expansion of Licensee’s use of the Premises, in each case consistent with Article 6(a), at Licensee’s sole cost and expense;

(iii)	refrain from modifying the Permits in any manner that would prevent Licensee from using the Premises for the Allowed Uses unless a
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governmental authority directs Licensor to do so in order to meet the requirements of HSE Laws; and

(iv)	submit to governmental authorities all reports, documents and other correspondence that may be required by the Permits; provided, that Licensee shall comply in a timely manner with Licensor’s reasonable requests for information and other cooperation in connection with the Permits and required correspondence.

(c) Training. Licensee shall have the right to participate in training and other activities conducted by Licensor as may be required for Licensee to comply with the Legal Requirements and Licensor’s Procedures applicable to Licensee’s use of the Premises.

(d) Hazardous Substances.

(i)	Licensee shall not discharge, release emit or create the threat of release of any Hazardous Substances at the Property except in accordance with the Allowed Uses, and neither Licensee nor Licensor shall discharge, release, emit or create the threat of release of any Hazardous Substances at the Property except in compliance with all applicable HSE Laws and Licensor’s Procedures.

(ii)	Licensor shall indemnify, defend and hold Licensee harmless against any and all actions, claims, demands, judgments, penalties, liabilities, costs, damages, obligations, prohibitions and expenses, including court costs and attorney’s fees (but excluding any consequential, incidental and special damages and lost profits) incurred by Licensee resulting from the existence of any Hazardous Substances deposited in, upon, under, over or from the Property, or resulting from allegations that Licensee is liable for Hazardous Substances originating from, transported from or otherwise related to the Property, unless and only to the extent such Hazardous Substances are deposited in, upon, under, over or from the Property by Licensee, or Licensee has directly arranged for such Hazardous Substances to originate from, be transported from or be otherwise related to the Property, in each case subsequent to the Commencement Date. All of Licensor’s obligations under this subparagraph (d)(2) shall survive the expiration or termination of this Agreement.

(iii)	Licensee shall indemnify, defend and hold Licensor harmless against any and all actions, claims, demands, judgments, penalties, liabilities, costs, damages, obligations, prohibitions and expenses, including court costs and attorney’s fees (but excluding any consequential, incidental and special damages and lost profits) incurred by Licensor to the extent resulting from the existence of any Hazardous Substance deposited in, upon, under, over or from the Property by Licensee, or resulting from allegations that Licensor is liable for Hazardous Substances that, as a direct result of the actions of Licensee, originated from, were transported from or were
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otherwise related to the Property, in each case subsequent to the Commencement Date. The obligations of Licensee set forth within this subparagraph (c) shall expire on the last day of the second year after the expiration or earlier termination date of this Agreement.

(e) Compliance with HSE Laws. Each Party shall comply with all HSE Laws applicable to its respective activities at the Property. Without limiting the generality of the foregoing, the Parties agree to allocate their compliance responsibilities as follows, and to reasonably cooperate in the performance of these compliance responsibilities:

(i) Licensor’s Responsibilities. Except for Licensee’s responsibilities pursuant to Article 6(b)(ii) below, Licensor, at Licensor’s sole cost and expense and throughout the Term, shall ensure that the Property and operations and activities at the Property comply with all HSE Laws.

(ii) Licensee’s Responsibilities. Licensee, at Licensee’s sole cost and expense and throughout the Term, shall ensure that the Premises comply with all HSE Laws to the extent such compliance is required solely as a result of Licensee’s business conducted within the Premises.

(f) Conflicting Terms. Licensor and Licensee hereby agree that, if there is conflict between the terms, covenants or conditions of this Article 27 and the Separation and Distribution Agreement dated of even date herewith, by and between Honeywell International Inc. and AdvanSix Inc., a Delaware corporation, the Separation and Distribution Agreement shall prevail.

Article 28. General Conditions.

(a) Time of Essence. TIME IS OF THE ESSENCE OF EACH PROVISION OF THIS AGREEMENT.

(b) Successors. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors.

(c) Real Estate Brokers; Finders. Each party represents that it has not had dealings with any real estate broker, finder or other person with respect to this Agreement in any manner. Each party shall hold harmless the other party from all damages resulting from any claims that may be asserted against the other party by any broker, finder or other person with whom the indemnifying party has or purportedly has dealt. Licensor shall pay any commissions and/or fees that are payable to the above-named broker or finder with respect to this Agreement.

(d) Exhibits. All exhibits referred to are attached to this Agreement and incorporated by reference.

(e) Interpretation of Agreement. This Agreement shall be construed and interpreted in accordance with the laws of the state in which the Property is located, without giving effect to the principles of conflicts of laws thereof.

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(f) Integrated Agreement; Modification. This Agreement contains all the agreements of the parties and cannot be amended or modified except by written agreement.

(g) Severability. The unenforceability, invalidity or illegality of any provision shall not render the other provisions unenforceable, invalid or illegal.

(h) Exclusive Use. Licensor covenants and agrees not to lease or license the use of space in the Property, without Licensee’s prior written consent (which Licensee may grant or withhold in Licensee’s sole discretion), to any third party that operates a “Competing Business”. For the purpose of this Article 28(h), a “Competing Business” shall be defined as a business in competition with Licensee’s business.

(i) Counterparts; Facsimile/E-mailed Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same Agreement. Licensor and Licensee agree that the delivery of an executed copy of this Agreement by facsimile or by attachment to an e-mail shall be legal and binding on the transmitting party and shall have the same full force and effect as if an original executed copy of this Agreement had been delivered.

(j) Confidentiality.

(i) Each party covenants and agrees that it shall not, and that it shall take all reasonable steps to ensure that its shareholders, directors, officers, managers, partners, employees, agents, advisors or independent contractors do not, directly or indirectly, either during the term of this Agreement or at any time thereafter, disclose any of the financial terms of this Agreement or disclose or use any information which it may acquire with respect to the business and affairs of the other party or its customers, clients, suppliers, agents or contractors (“Confidential Information”) for any purpose, other than as required to carry out its duties hereunder, without the consent of the other party or as required by applicable law, regulation or lawful requirement of a regulatory, judicial or taxing authority. Before granting access to any Confidential Information of the other party to any person under this Section, a party shall properly instruct that person about the confidentiality of it and the steps to be taken to protect it. Before granting that access to any person other than an employee, except as provided in the next sentence, a party shall have that person sign an agreement causing that person to be bound by terms substantially the same as those in this Section. Before granting access to any Confidential Information of the other party to any legal, regulatory or taxing authority (other than Licensee examiners), a party shall, unless it may not lawfully do so, promptly notify the other party and allow the other party reasonable time to oppose such process.

(ii) Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties are parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate to this Agreement, shall not apply to the tax structure or tax treatment of this Agreement, and each party hereto (and any employee, representative, or agent of either party) may disclose to any and all persons, without limitation of any kind, the tax structure and tax treatment of this Agreement and all materials of any kind (including opinions or other tax analysis) that

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are provided to such party relating to such tax treatment and tax structure; provided, however, that such disclosure shall not include the name (or other identifying information not relevant to the tax structure or tax treatment) of any person and shall not include information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

(iii) Each party will implement appropriate security measures to prevent a breach by it of this Section, including measures designed to (i) ensure the confidentiality, security and integrity of the Confidential Information of the other; (ii) protect the Confidential Information of the other against anticipated threats or hazards to its security or integrity; and (iii) protect the Confidential Information of the other against unauthorized access to or use of it.

(iv) In dealing with any Confidential Information of the disclosing party that is personal information of the disclosing party’s customers or clients, the receiving party will comply with the reasonable privacy policies of the disclosing party communicated to it in writing and with all applicable privacy laws and regulations.

(v) At either party’s request but subject to applicable legal and regulatory record retention requirements, the other party shall immediately return to that party or destroy (and, upon request, certify such destruction) all Confidential Information of that party then in its possession or under its control.

(vi) If any unauthorized disclosure of, loss of, or inability to account for, Confidential Information of a party occurs while it is in the possession of the other party, the other party shall notify the affected party immediately upon becoming aware of such occurrence.

(vii) Each party may monitor from time to time, activities to detect any security breach, unauthorized intrusions or suspicious activity involving the Confidential Information and will immediately take steps to remedy any problem giving rise to that security breach or suspicious activity.

(viii) For the purposes of this Agreement, “Confidential Information” does not include information that (i) was or becomes generally available to the public other than as a result of a disclosure by either party or its shareholders, directors, officers, managers, partners, employees, advisors or agents in breach of this Agreement, (ii) was available to the disclosing party on a non-confidential basis prior to its disclosure to such party by the other party pursuant to this Agreement, (iii) is obtained by the disclosing party on a non-confidential basis from a source other than the other party or its agents, provided that, to the best of the disclosing party’s knowledge, such source is not prohibited from transmitting the information by a confidentiality agreement with, or other legal or fiduciary obligation to, the other party or its agents, or (iv) has been authorized by the providing party to be disseminated on a non-confidential basis.

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WITNESS WHEREOF, the respective parties hereto have executed this Colonial Heights Sharing and Services Agreement or caused this Agreement to be executed by their duly authorized representatives the day and year set forth in Article 1 hereof.

[The remainder of this page left intentionally blank.]

LICENSOR:	LICENSEE:

Honeywell International Inc., a Delaware corporation	AdvanSix Resins & Chemicals LLC, a Delaware limited liability company

By	By
Its	Its
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Exhibit A1

(Interim Premises)

The Premises, Common Areas and Parking shall be as designated on the diagram attached to this Exhibit A1 captioned “Interim Premises.”

The Premises shall be deemed to be the portions of the Property utilized by Licensee during the twelve-month period prior to the Date of this Agreement, subject to the following:

Areas restricted/excluded from Premises and the Common Areas (including parking and shipping docks) available for use by Licensee:

Areas Restricted/Excluded

-	Licensor Production Areas
-	Licensor Office Areas
-	Licensor Lab and R&D Areas
-	Licensor Docks and Roads inside the security fence line
-	Licensor Smoking Areas
-	Licensor Stores, Maintenance, and Storage Areas
-	Licensor Warehouse Areas (excludes Building 3 2nd Floor)

Common Areas

-	Roads and Main Parking Lot (Large Lot) outside security fence line
-	Front Lawn space between Buildings 1, 2, 4 and Interstate 95
-	Building 2 Elevator
-	Building 3 Elevator

Areas of exclusive use by Licensee:

-	Licensee Area Outside the Building 6 and Building 8
-	Building 4 2nd, 3rd, and 4th floors
-	Building 3 2nd floor warehouse
-	Building 2 2nd floor West Corridor near Elevator

The definition of Premises shall be revised in accordance with any alteration and relocation activities performed with respect to the Premises in accordance with Exhibit E.

EXHIBIT A1

Common Areas
Premises

Alt A1. SHORT-TERM SEPARATION PLAN. Premises: 54,440 SF

Exhibit A2

(Final Premises)

Alt B1. LONG-TERM SEPARATION PLAN. Premises: 54,440 SF

Access road drawn is schematic and represents a possible solution for total separation. Long-term plan requires separate guard shack to be built.

Exhibit B

(Base Annual Fee)

For the Initial Term and, subject to Article 5(c), each subsequent Renewal Period, the Base Annual Fee shall be Three Hundred Ninety-Six Thousand One Hundred Seventy-Eight and No/Dollars ($396,178.00), payable in equal monthly installments of Thirty-Three Thousand Fourteen and 84/100 Dollars ($33,014.84).

Exhibit C

(Operating Expenses and Licensee’s Proportionate Share)

The term “Operating Expenses” means the costs listed on the spreadsheet attached to this exhibit and captioned “Colonial Heights Services.” It is the intent that throughout the Term, unless otherwise specifically allocated to the account of Licensee, the Licensee’s Proportionate Share of the following costs will be Operating Expenses:

-	costs of Real Property Taxes and reasonable fees payable to tax consultants and tax attorneys for consultation and contesting such Real Property Taxes;

-	maintenance, repair and replacement of all portions of the Property, including without limitation, paving and parking areas, roads, roofs (including the roof membrane), alleys, and driveways, mowing, landscaping, snow removal, exterior painting, and utility lines;

-	to the extent not used in Licensee’s manufacturing activities, heating, ventilation and air conditioning systems, lighting, electrical systems and other mechanical and building systems;

-	insurance not covered in Article 10;

-	amounts paid to contractors and subcontractors for work or services performed in connection with any of the foregoing; charges or assessments of any association to which the Property is subject; property management fees payable at market rates to a property manager, security services, trash collection, sweeping and debris removal;

-	that portion of additions or alterations made by Licensor to the Property or the Building which directly benefit Licensee which are undertaken by Licensor in order to comply with Legal Requirements (other than those expressly required herein to be made by Licensee or Licensor).

Costs which would under generally accepted accounting principles be deemed capital costs or capital expenditures may be included within the definition of “Operating Expenses” only the extent that such cost: relates to an expenditure which is incurred based upon a reasonable forecast that such expenditure will reduce in future years another cost which would be deemed an Operating Expense, but then only to the extent in any one year of the amount equal to the total expenditure divided by the useful life of the improvement which requires such cost.

Exhibit C: Colonial Heights Operating Expenses
Service/Scope	Method of Charging	Comments to Billing Method	Comments to Billing Method	Proration (if any)
Steam & Condensate	usage based	billed separately as Nat Gas usage	based on usage reported from licensee
City Water	Prorated	billed as operating expense	Pro Rata share based on footprint of site-water bill	8%
Sanitary Sewer	Prorated	billed as operating expense	Pro Rata share based on footprint of site-sewer bill	8%
Nitrogen	usage based	billed separately as Nitrogen usage	based on usage reported from licensee
Electrical	usage based	billed separately as Electrical usage	based on usage reported from licensee
maintenance of utilities systems	Prorated	billed as operating expense	Pro Rata share based on utilities share-utilities operations cc	5%
Pilot Plant Wash Water Load Out	hourly charge	will be charged by the hour	charged by the hour
Electrical site -non pilot plant	Prorated	billed as operating expense	Pro Rata share based on footprint of site- non mfg portion of elec bill	10%
Natural Gas -non pilot plant	Prorated	billed as operating expense	Pro Rata share based on footprint of site- non mfg portion of nat gas	10%

Exhibit C: Colonial Heights Operating Expenses
Service/Scope	Method of Charging	Comments to Billing Method	Comments to Billing Method	Proration (if any)
Security/ Gate Access	Prorated	billed as operating expense	Pro Rata share based on footprint of site-security cost	19%
Maintenance - Building/infrastructure	Prorated	billed as operating expense	Pro Rata share based on footprint of site - buildings CC	19%
Janitorial	Prorated	billed as operating expense	Pro Rata share based on footprint of site-Janitorial CC	19%
Grounds Keeping includes lawn care, parking lot, roads, sidewalks maintenance, snow removal and supplies	Prorated	billed as operating expense	Pro Rata share based on footprint of site-Yard CC	19%
Bulk Shipping (Loading Dock)	hourly charge	will be charged by the hour	charged by the hour
Trash Dispsal	Prorated	billed as operating expense	Pro Rata share based on footprint of site - Trash disposal cost	19%
Real Estate Taxes	Prorated	billed as operating expense	Pro Rata share based on footprint of site - Real Estate Taxes	19%
Leadership team services	hourly charge	billed as operating expense	billed by the hour based on availability

Exhibit C: Colonial Heights Operating Expenses
Service/Scope	Method of Charging	Comments to Billing Method	Comments to Billing Method	Proration (if any)
Service Fee	Prorated	billed as operating expense	percentage of total operating expense bill	10%

Exhibit D

(Intentionally Omitted)

Exhibit E

(Capital Improvements)

Licensee shall undertake to, the extent reasonably practical, separate the operations of Licensor and Licensee in accordance with Exhibit A2. In furtherance of undertaking such separation, Licensor and Licensee agree as follows:

-	Licensee shall, as promptly as reasonably possible, construct a dedicated means of ingress and egress for its employees to enter the Interim Premises from Licensee’s parking areas in accordance with Exhibit A1. It shall be Licensee’s responsibility to insure that this means of ingress and egress is secure and well lit.

-	Licensee shall undertake a study to determine the most commercially feasible means of constructing a separate entrance from the public right-of-way to access the Property, along with separate drive isles, guard facilities and controlled access devices, to provide Licensee, its employees, guests, and commercial vehicles, with access to and from Licensee’s designated parking areas, in order to physically separate Licensor and Licensee’s activities at the Property. Licensee shall present the results of its study to Licensor, and Licensor and Licensee shall mutually agree upon the configuration, design and construction of such new entrance facilities and drive isles, the implementation of such design and construction to be part of the Capital Improvements.

Capital Improvements Types Required by Licensee

-	Sidewalks, Walking Surfaces, or Stairs
-	Roads and Parking Areas
-	Security and Infrastructure
-	R&D and Pilot Scale Equipment
-	Equipment Relocation
-	Lab Equipment
-	Other Licensee Needs
-	Pilot Plant Leacher Storage Tank

Exhibit F

(Licensee’s and Licensor’s Responsibilities)

Pursuant to Article 8 and Article 9, the following is a non-exclusive list of the obligations and responsibilities of Licensor and Licensee with respect to repair and maintenance responsibilities. The following lists are non-exhaustive and should be interpreted in conjunction with provisions of Article 8 and Article 9, respectively.

Licensee’s Responsibilities:

Licensee shall be responsible for the maintenance, repair and replacement of all tangible personal property, equipment, machinery, utility lines, heating, ventilation and air conditioning systems, lighting, electrical systems and other mechanical and building systems contained within the Premises. Such responsibilities shall include, without limitation:

-	Any cosmetic (painting, flooring, etc.) repairs or maintenance for offices, rooms, and equipment within the Premises
-	Any maintenance of assets where title or the leasehold interest is held by Licensee
-	Maintenance on any IT (information technology), wiring, or equipment used by Licensee
-	Any maintenance of any portable assets used by Licensee
-	Any compliance (Local, State, Federal, International, or other governing body) related cost or maintenance for assets where title or the leasehold interest is held by Licensee
-	Any consumable components (lights, filters, etc) related cost or maintenance
-	Any leakage, stoppage of flow, or damage to piping within the premises and related to Licensee’s use of the Premises
-	Any modification to Licensor assets made by or at the request of Licensee
-	Any modification to Licensor’s assets required for Licensee to satisfy its obligations under Article 21 (Surrender)
-	Any maintenance of secondary electrical distribution control assets (panels, subpanels, MCCs) required for Licensee’s occupancy of the Premises
-	Any maintenance of secondary or ancillary piping, transfer, and distribution assets not considered to comprise the utility header needed by Licensee in connection with its occupancy of the Premises
-	Any maintenance of heating and air conditioning building assets where title or the leasehold interest is held by Licensee
-	Any maintenance or repairs required to correct damage caused by Licensee

Licensor’s Responsibilities:

In addition to the responsibilities and obligations described in Article 9, below are additional obligations and responsibilities to be assumed by Licensor:

-	Any maintenance of building roofing not required as a result of damage caused by License

-	Any maintenance of access doorways to the Premises required for Licensor to perform maintenance otherwise required under Article 9
-	Any maintenance of yard and grounds leading to and outside of the Premises
-	Any maintenance of main electrical distribution control assets (MCCs) on the Property

Exhibit G

(Site Points of Contact)

Colonial Heights Plant

-	Plant Manager of Colonial Heights
-	Controller for Colonial Heights
-	HSE Manager of Colonial Heights

AdvanSix RD&E Operations

-	Site RD&E Lead of Colonial Heights
-	Controller for Chesterfield
-	HSE Manager of Chesterfield
-	CTO of AdvanSix